Exhibit 5.2
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

ONE MANHATTAN WEST
FIRM/AFFILIATE OFFICES
-----------
BOSTON
CHICAGO
HOUSTON
LOS ANGELES
PALO ALTO
WASHINGTON, D.C.
WILMINGTON
-----------
BEIJING
BRUSSELS
FRANKFURT
HONG KONG
LONDON
MUNICH
PARIS
SÃO PAULO
SEOUL
SHANGHAI
SINGAPORE
TOKYO
TORONTO

NEW YORK, NY 10001 ________ TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com
May 16, 2024
Las Vegas Sands Corp.
5420 S. Durango Drive
Las Vegas, Nevada 89113
Re:    Las Vegas Sands Corp. – Offering of Senior Notes
Ladies and Gentlemen:
We have acted as special New York counsel to Las Vegas Sands Corp., a Nevada corporation (the “Company”), in connection with the public offering of $750 million aggregate principal amount of the Company’s 5.900% Senior Notes due 2027 (the “2027 Notes”), $500 million aggregate principal amount of the Company’s 6.000% Senior Notes due 2029 (the “2029 Notes”) and $500 million aggregate principal amount of the Company’s 6.200% Senior Notes due 2034 (the “2034 Notes” and, together with the 2027 Notes and the 2029 Notes, the “Securities”) to be issued under a base indenture, dated as July 31, 2019 (the “Base Indenture”), by and between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), as supplemented by the Fifth Supplemental Indenture, dated as of the date hereof (the “Fifth Supplemental Indenture”), the Sixth Supplemental Indenture, dated as of the date hereof (the “Sixth Supplemental Indenture”) and the Seventh Supplemental Indenture, dated of as of the date hereof (the “Seventh Supplemental Indenture” and, together with the Base Indenture, the Fifth Supplemental Indenture and the Sixth Supplemental Indenture, the “Indenture”), in each case, by and between the Company and the Trustee.

Las Vegas Sands Corp.
May 16, 2024

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).
In rendering the opinion stated herein, we have examined and relied upon the following:
(a)    the registration statement on Form S-3 (File No. 333-275303) of the Company relating to debt securities and other securities of the Company filed on November 3, 2023 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);
(b)    the prospectus, dated November 3, 2023 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;
(c)    the preliminary prospectus supplement, dated May 7, 2024 (together with the Base Prospectus, the “Preliminary Prospectus”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;
(d)    the prospectus supplement, dated May 7, 2024 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;
(e)    an executed copy of the Underwriting Agreement, dated May 7, 2024 (the “Underwriting Agreement”), among the Company, Barclays Capital Inc., BofA Securities, Inc. and Goldman Sachs & Co. LLC, as representatives of the several Underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Securities;
(f)    an executed copy of the Base Indenture;
(g)    an executed copy of the Fifth Supplemental Indenture;
(h)    an executed copy of the Sixth Supplemental Indenture;
(i)    an executed copy of the Seventh Supplemental Indenture;
(j)    the global certificates evidencing the Securities, executed by the Company and registered in the name of Cede & Co. (the “Note Certificates”), delivered by the Company to the Trustee for authentication and delivery; and
(k)    an executed copy of a certificate of D. Zachary Hudson, Executive Vice President, Global General Counsel and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”).
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of

Las Vegas Sands Corp.
May 16, 2024

public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.
In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Underwriting Agreement.
We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York.
As used herein, “Transaction Documents” means the Underwriting Agreement, the Indenture and the Notes Certificate.
Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when the Notes Certificates are duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Notes Certificates will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.
The opinion stated herein is subject to the following qualifications:
(a)    we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinions stated herein are limited by such laws or governmental orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);
(b)    we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;
(c)    we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state

Las Vegas Sands Corp.
May 16, 2024

securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;
(d)    we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document;
(e)    to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinion stated herein is subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality;
(f)    the opinions stated herein are limited to the agreements and documents specifically identified in the opinions contained herein without regard to any agreement or other document referenced in such agreement or document (including agreements or other documents incorporated by reference or attached or annexed thereto);
(g)    subsequent to the effectiveness of the Base Indenture and immediately prior to the effectiveness of the Fifth Supplemental Indenture, the Sixth Supplemental Indenture and the Seventh Supplemental Indenture, the Base Indenture has not been amended, restated, supplemented or otherwise modified in any way that affects or relates to the Notes Certificates other than by the applicable Transaction Documents relating to such Securities; and
(h)    we do not express any opinion whether the execution or delivery of any Transaction Document by the Company or the performance by the Company of its obligations under any Transaction Document will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or any of its subsidiaries.
In addition, in rendering the foregoing opinion we have assumed that, at all applicable times:
(a)    the Company (i) is duly incorporated and is validly existing and in good standing, (ii) has requisite legal status and legal capacity under the laws of the jurisdiction of its organization and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Documents;
(b)    the Company has the corporate power and authority to execute, deliver and perform all its obligations under each of the Transaction Documents;

Las Vegas Sands Corp.
May 16, 2024

(c)    each of the Transaction Documents has been duly authorized, executed and delivered by all requisite corporate action on the part of the Company;
(d)    except to the extent expressly stated in the opinion contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;
(e)    neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Securities: (i) conflicts or will conflict with the articles of incorporation or bylaws of the Company, (ii) constitutes or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (ii) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2023), (iii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iv) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the laws of the State of New York);
(f)    neither the execution and delivery by the Company of the Transaction Documents nor the enforceability of each of the Transaction Documents against the Company requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction; and
(g)    the choice of New York law to govern the Indenture and the Securities is a valid and legal provision.
We hereby consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP
DJG